Exhibit 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

April 24, 2007

The Exploration Company
777 E. Sonterra Blvd.
Suite 350
San Antonio, Texas 78258

Ladies and Gentlemen:

We consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton in the Post-Effective Amendment No. 1 on Form S-3 to the Form S-1 Registration Statement to be filed on or about April 27, 2007, under the section “Experts.” We further consent to the inclusion by reference of information taken from our “Appraisal Report as of December 31, 2006 on Certain Properties owned by The Exploration Company” that was used in The Exploration Company Annual Report on Form 10-K for the year ended December 31, 2006.

Very truly yours, /s/ DeGoyler and MacNaughton DeGOLYER and MacNAUGHTON